Exhibit 99.1

BioAtla Reports Fourth Quarter and Full Year 2025 Financial Results

and business Highlights

– Initiated a formal process to monetize assets

– Implemented a restructuring plan to significantly reduce operating expenses and extend runway

SAN DIEGO, March 31, 2026 – BioAtla, Inc. (Nasdaq: BCAB), a global clinical-stage biotechnology company focused on the development of Conditionally Active Biologic (CAB) antibody therapeutics for the treatment of solid tumors, today announced its financial results for the full year and fourth quarter ended December 31, 2025 and provided business highlights.

“As we evaluate strategic paths forward, our focus remains on supporting the advancement of the ongoing Phase 1 study of BA3182 in adenocarcinomas, while preserving capital, and ensuring we maintain the flexibility to pursue all potential value-creating options,” said Jay M. Short, Ph.D., Chairman, Chief Executive Officer and co-founder of BioAtla.

Corporate Updates

On March 2, 2026, the Company announced that its Board of Directors initiated a formal process to explore and evaluate strategic options to maximize shareholder value, including the sale of preclinical and clinical assets, licensing transactions, strategic partnerships or other corporate transactions. The Company engaged Tungsten Advisors as the Company’s exclusive strategic financial advisor to assist with this process. There can be no assurance that this process will result in any agreements or transactions. BioAtla does not intend to provide updates until the Board of Directors approves a specific action or otherwise determines whether disclosure is appropriate or required.

In connection with the evaluation of strategic options, the Company also implemented a reduction in force and other cost-containment measures intended to better align resources with its near-term priorities. In order to continue to preserve capital during this period, the Company is re-evaluating the timing and scope of its clinical development programs, including the appropriate timeline and pacing of additional enrollment in the Phase 1 study of BA3182, as well as the timeline to commence a Phase 3 Study for ozuriftamab vedotin (Oz-V) (CAB-ROR2-ADC) in 2L+ oropharyngeal squamous cell carcinoma (OPSCC). While the Company remains focused on conducting the ongoing Phase 1 study and is committed to its clinical development programs, there can be no assurances that clinical development of its programs will not be limited or delayed pending the outcome of the strategic process.

Fourth Quarter and Full Year 2025 Financial Results

Research and development (R&D) expenses were $8.0 million for the fourth quarter of 2025, compared to $11.7 million for the same period in 2024. For the full year ended December 31, 2025, R&D expenses were $43.6 million, compared to $63.1 million for 2024. The decreases for both the quarter and full year were primarily driven by lower program development costs due to the prioritization of clinical programs, reduced headcount-related expenses following the March 2025 workforce reduction, and lower non‑cash stock‑based compensation. The Company continues to expect R&D expenses to decline in 2026 following its March 2026 workforce reduction and as it concentrates resources on its prioritized programs.

Collaboration and other revenue was $2.0 million for the fourth quarter and full year 2025, reflecting the Context Therapeutics milestone payment under the license agreement for the CAB-Nectin4-TCE program, compared to zero collaboration revenue in the fourth quarter of 2024 and $11.0 million for the full year 2024 related to the initial upfront payment from Context Therapeutics license agreement.

General and administrative (G&A) expenses were $3.3 million for the fourth quarter of 2025, compared to $4.6 million in the fourth quarter of 2024. For the full year ended December 31, 2025, G&A expenses were $17.7 million, compared to $21.8 million for 2024. The decreases were primarily attributable to reduced personnel-related expenses following the March 2025 workforce reduction and lower non-cash stock-based compensation expense. The Company expects its G&A personnel related expenses to decline in 2026 following its March 2026 workforce reduction.

Net loss for the fourth quarter of 2025 was $9.8 million, compared to a net loss of $14.9 million for the same period in 2024. For the full year 2025, net loss was $59.6 million, compared to $69.8 million for the full year 2024. The year‑over‑year improvements were primarily driven by lower operating expenses and a non-cash gain on its warrant liability, partially offset by lower collaboration revenue in 2025, a non‑cash loss associated with the liability related to Pre-paid Advance Agreements (“PPAs”), and other expenses primarily related to our PPAs financing in 2025. As of March 2026, the PPAs have been converted in full into shares of the Company’s common stock, and no amounts remain outstanding under the PPAs. Cash and cash equivalents were $7.1 million as of December 31, 2025. The Company is currently running the formal process, and is re-evaluating the structure and timing of completion of the previously announced SPV transaction pending the outcome of this process. Through meaningful cost reductions and utilization of the Standby Equity Purchase Agreement, the Company expects to extend its runway to advance through the formal process being led by Tungsten Advisors toward maximizing shareholder value.

About BioAtla®, Inc.

BioAtla is a global clinical-stage biotechnology company with operations in San Diego, California. Utilizing its proprietary CAB platform technology, BioAtla develops novel, reversibly active monoclonal and bispecific antibodies and other protein therapeutic product candidates. CAB product candidates are designed to have more selective targeting, greater efficacy with lower toxicity, and more cost-efficient and predictable manufacturing than traditional antibodies. BioAtla has a robust pipeline consisting of ADCs and T cell engagers (TCEs) that utilize its conditionally active platform technology utilizing pH sensitivity to minimize on-target, off-tumor toxicity. BioAtla has extensive and worldwide patent coverage for its CAB platform technology and products with greater than 780 active patent matters, more than 500 of which are issued patents. Broad patent coverage in all major markets include methods of making, screening and manufacturing CAB product candidates in a wide range of formats and composition of matter coverage for specific products. To learn more about BioAtla, Inc., visit www.bioatla.com.

Clinical stage pipeline:

•
Ozuriftamab vedotin (CAB-ROR2-ADC) - Phase 3 in OPSCC
•
Mecbotamab vedotin (CAB-AXL-ADC) - Phase 2 in Sarcoma (soft tissue and bone) and mKRAS NSCLC
•
Evalstotug (CAB-CTLA-4) - Phase 2 in Unresectable and/or Metastatic Cutaneous Melanoma
•
BA3182 (dual CAB-EpCAM x CAB-CD3 T cell engager) - Phase 1 in adenocarcinoma - BioAtla will continue to conduct the Phase 1 clinical study.

Pre-clinical stage pipeline:

•
BA3361 (CAB-Nectin4-ADC) - data in breast cancer (BT474, T47D), lung cancer (NCI-H322), bladder cancer (HT1376) and pancreatic cancer models; IND-approved.
•
BA3151 (CAB-B7H4-ADC) - data in breast cancer (MX-1) models.
•
BA3142 (dual CAB-B7H3 x CAB-CD3 TCE) - IND ready; data in melanoma (A375) and pharyngeal cancer (Detroit 562) models.
•
BA3311 (EGFR x CAB-CD3 TCE) - data in lung cancer (A549, HCC827), breast cancer (BT474), and colon cancer (HCT116) models.
•
BA3241 (dual CAB-Trop2 x CAB-CD3 TCE) - data in epidermoid cancer (A431)

Partnered Program:

•
BA3362 (dual CAB-Nectin4 x CAB-CD3 TCE) - out-licensed to Context Therapeutics for up to $133.5 Million plus royalties.

About BA3182 (CAB-EpCAM x CAB-CD3 Bispecific T-cell Engager Antibody)

BioAtla is developing BA3182 as a potential anticancer therapy for patients with advanced adenocarcinoma. BA3182 is a (CAB) EpCAM x (CAB) CD3 bispecific T cell engager antibody with binding sites for EpCAM and CD3ε designed to bind their respective targets specifically and reversibly under the conditions found in the tumor microenvironment (TME) and to have reduced binding outside of the TME. The CAB selective binding to both the CAB EpCAM and CAB CD3ε arms are required to activate the T cell engagement against the tumor, thus enabling the combined selectivity of each CAB binding arm in the bispecific antibody. BioAtla continues to advance the ongoing Phase 1 study to evaluate the safety, pharmacokinetics, and efficacy of BA3182 in advanced adenocarcinoma patients.

About Ozuriftamab Vedotin (Oz-V)

Oz-V, CAB-ROR2-ADC, is a conditionally and reversibly active antibody drug conjugate directed against ROR2, a transmembrane receptor tyrosine kinase that is present across many different solid tumors including head and neck, lung, cervical, triple-negative breast cancer, and melanoma. Overexpression of ROR2, a non-canonical wnt5A signaling receptor, forms a cancer axis that is associated with poor prognosis and resistance to chemo- and immunotherapies. This Phase 3 stage clinical asset is targeting the treatment of OPSCC patients who have previously progressed on PD-1/L1 therapies with or without platinum chemotherapy. HPV associated expression of E6 and/or E7 oncoproteins drives cancer progression by upregulating ROR2 expression. As such, there is potential to expand the application of Oz-V more broadly beyond OPSCC to all HPV+ cancers, which represents a market opportunity of over $7 billion worldwide. The FDA granted Fast Track Designation to Oz-V for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN).

About OPSCC

OPSCC is a subset of squamous cell carcinoma of the head and neck (SCCHN) arising from the squamous cells that line the oropharynx, the middle part of the throat. This anatomic region is located behind the oral cavity and OPSCC typically involves tonsils, soft palate, pharyngeal walls, and/or the base of the tongue. A striking year-to-year increase in OPSCC is due to the rapidly increasing incidence of HPV infections which currently represents approximately 80% of OPSCC in the United States. The prognosis is currently poor for patients with recurrent/metastatic OPSCC who have previously received standard treatments including surgery, radiation, platinum-based chemotherapy, and PD-1 inhibitor therapy.

About Mecbotamab Vedotin (Mec-V)

Mecbotamab vedotin (Mec-V), CAB AXL-ADC, is a conditionally and reversibly active antibody drug conjugate targeting the receptor tyrosine kinase AXL. This Phase 2 stage clinical asset is targeting multiple solid tumor indications, including the treatment of mKRAS NSCLC and soft tissue sarcoma. The Office of Orphan Products Development (OOPD) at FDA granted Orphan Drug Designation to Mec-V for the treatment of soft tissue sarcoma.

About Evalstotug

Evalstotug, is a CAB anti-CTLA-4 antibody that is anticipated to enable safer anti-CTLA-4 antibody combination therapies, such as with anti-PD-1 antibody checkpoint inhibitors. Like our other CAB candidates, this Phase 2 clinical asset is designed to be conditionally and reversibly active in the TME. Evalstotug is being developed as a potential therapeutic for multiple solid tumor indications that are known to be responsive to CTLA-4 treatment in combination with a PD-1 blocking agent.

Forward-looking Statements

Statements in this press release contain "forward-looking statements" that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "expect," "believe," "will," "may," "should," "estimate," "project," "outlook," "forecast" or other similar words. Examples of forward-looking statements include, among others, statements we make regarding BioAtla’s business plans and prospects; statements concerning the intended benefits of the formal process; expected benefits and outcomes of our strategic partnerships and transactions; statements regarding the expected benefits related to the reduction in force and cost containment measures, ability to extend our cash runway, the expected timing and pacing of enrollment in our clinical trials and the potential regulatory approval path for our product candidates. Forward-looking statements are based on BioAtla's current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: factors that raise substantial doubt about our ability to continue as a going concern and that we will need additional funding to continue development of our CAB technology platform and our CAB product candidates; the risk that preliminary or interim clinical results may not be indicative of results from later cohorts or larger populations; potential delays in clinical and preclinical trials; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, or regulatory approval dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; whether regulatory authorities will be satisfied with the design of and results from the clinical studies or take favorable regulatory actions based on results from the clinical studies; our dependence on the success of our CAB technology platform; our ability to enroll patients in our ongoing and future clinical trials; the successful selection and prioritization of assets to focus development on selected product candidates and indications; our ability to form collaborations and partnerships with third parties and the success of such collaborations and partnerships; our reliance on third parties for the manufacture and supply of our product candidates for clinical trials; our reliance on third parties to conduct our clinical trials and some aspects of our research and preclinical testing;

potential adverse impacts due to geopolitical or macroeconomic events outside of our control, including health epidemics or pandemics; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2026 and our other reports filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and BioAtla undertakes no duty to update such information except as required under applicable laws.

Internal Contact:

Chris Vasquez

Chief Financial Officer

BioAtla, Inc.

cvasquez@bioatla.com

External Contact:
Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

BioAtla, Inc.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Collaboration and other revenue	$2,000	$—	$2,000	$11,000
Operating expenses:
Research and development expense	$7,995	$11,650	$43,573	$63,095
General and administrative expense	3,260	4,594	17,732	21,848
Total operating expenses	11,255	16,244	61,305	84,943
Loss from operations	(9,255)	(16,244)	(59,305)	(73,943)
Other income (expense):
Interest income	73	554	843	3,369
Gain on warrant liability	831	807	295	807
Loss on PPAs liability	(406)	—	(406)	—
Other expense	(1,027)	(1)	(1,034)	(9)
Total other income (expense)	(529)	1,360	(302)	4,167
Consolidated net loss and comprehensive loss	$(9,784)	$(14,884)	$(59,607)	$(69,776)
Net loss per common share, basic and diluted	$(0.16)	$(0.30)	$(1.01)	$(1.44)
Weighted-average shares of common stock outstanding, basic and diluted	59,796,673	49,646,078	58,827,934	48,573,364

BioAtla, Inc.

Consolidated Balance Sheet Data

(in thousands)

	December 31, 2025	December 31, 2024

Cash and cash equivalents	$7,118	$49,046
Total assets	13,828	52,422
Total current liabilities	21,922	14,540
Total liabilities	50,017	38,157
Total stockholders' equity (deficit)	(36,189)	14,265
Total liabilities and stockholders' equity (deficit)	13,828	52,422